Filed pursuant to Rule 424(b)(3)

File No. 333-167591

TEUCRIUM WHEAT FUND

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Supplement dated February 1, 2012

to

Prospectus dated June 17, 2011, as revised July 11, 2011 and February 1, 2012

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This supplement amends, supplements, modifies, and/or provides information in addition to that contained in the Prospectus of the Teucrium Wheat Fund dated June 17, 2011. It should be read in its entirety and kept together with your Prospectus for future reference.

Correction to Benchmark Performance Table

The Benchmark Performance Table on page 160 of the Fund’s prospectus lists the Benchmark End Value for the Fund as $12,434. This value is not net of fees, as indicated in the Benchmark Performance Table, and is hereby replaced with $11,654.